Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Insight Enterprises, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333‑147879 and 333-176021 on Form S-8 of Insight Enterprises, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Insight Enterprises, Inc.

Our report dated February 22, 2109 refers to a change in the Company’s method of accounting for revenue in 2018 due to the adoption of the FASB’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Phoenix, Arizona
February 22, 2019